UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 1, 2011 (May 25, 2011)

YAYI INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23806	87-0046720
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town,
Xiqing District, Tianjin 300384, China
(Address of Principal Executive Offices)

(86)22-2798-4033
Registrant’s Telephone Number, Including Area Code:

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 25, 2011, pursuant to a comment letter issued by the Securities and Exchange Commission (the “SEC”) relating to the Company’s Registration Statement on Form S-1 (File No. 333-170172) (the “Registration Statement”), management of Yayi International Inc., a Delaware company (the “Company”), after discussion with the Company’s independent registered public accounting firm, concluded that the previously-issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2010, September 30, 2010 and December 31, 2010 (the “2010 Quarterly Financial Statements”) and the Transition Report on Form 10-K for the period between November 1, 2009 and March 31, 2010 (the “2010 Transition Financial Statements”) should no longer be relied upon because of an error in those financial statements, and that the Company would restate those financial statements to make the necessary accounting corrections and adjustments.

The need to restate the Company’s financial statements is primarily due to the incorrect application of generally accepted accounting principles related to the classification of the slotting fees incurred by the Company in 2010 as one-year amortizable assets instead of a one time offset to revenue as they are incurred. According to the distribution agreements the Company entered into with its distributors, the Company is responsible for the payment of slotting fees charged by the retail outlets to sell its products. Slotting fee for each product was paid in one lump sum to the retailers before the product is placed in the shelves of the stores for selling to end consumers. The Company had previously believed that this upfront payment of slotting fees fit the definition of an asset in accordance with FASB Concept No.6 and accordingly amortized the slotting fees paid upfront over a one-year period, which is the standard term of the distribution agreements.

However, after discussions with the staff of the SEC, the Company determined that such slotting fees should have been classified as one time offset to revenue as they are incurred. As a result, the Company has decided to restate the 2010 Quarterly Financial Statements and the 2010 Transition Financial Statements for this adjustment. The Company expects that the potential impact of this adjustment will result in a decrease in the revenues of $2,522,241 for the period between November 1, 2009 and December 31, 2010, or approximately 8.6% of the aggregated revenues previously reported and a decrease in the gross margin of 3.4 % for the same period.

The following table sets forth the estimated effect of the restatements:

					Fourteen
	Five Months	Three Months	Three Months	Three Months	Months
	Ended	Ended	Ended	Ended	Ended
	March	June	September	December	December
	31, 2010	30, 2010	30, 2010	31, 2010	31, 2010

Net sales as previously reported	$6,966,183	7,610,266	8,413,837	6,334,154	29,324,440
Adjustments	(880,990)	(1,390,572)	(346,461)	95,782	(2,522,241)
Net sales as restated	6,085,193	6,219,694	8,067,376	6,429,936	26,802,199

Gross profit as previously reported	$4,596,541	4,930,029	5,538,906	3,866,359	18,931,835
Adjustments	(880,990)	(1,390,572)	(346,461)	95,782	(2,522,241)

Gross profit as restated	3,715,551	3,539,457	5,192,445	3,962,141	16,409,594

Gross margin as previously reported	66.0%	64.8%	65.8%	61.0%	64.6%
Gross margin as restated	61.1%	56.9%	64.4%	61.6%	61.2%

Impact on pre-tax (loss) income	$(880,990)	(1,390,572)	(346,461)	95,782	(2,522,241)
Increase in income tax (benefit) expense	(220,247)	(347,643)	(86,615)	23,945	(630,560)
Impact on net (loss) income after tax	(660,743)	(1,042,929)	(259,846)	71,837	(1,891,681)

Net (loss) profit as previously reported	$(942,052)	32,898	(452,518)	(306,177)	(1,667,849)
Adjustments, net of tax	(660,743)	(1,042,929)	(259,846)	71,837	(1,891,681)
Net loss as restated	(1,602,795)	(1,010,031)	(712,364)	(234,340)	(3,559,530)

Basic EPS as previously reported	(0.04)	0.00	(0.02)	(0.01)
Basic EPS as restated	(0.06)	(0.04)	(0.03)	(0.01)

The restatements described above have been discussed with Morison Cogen LLP, the Company’s independent registered public accounting firm. The Company will file the relevant amended Form 10-K and Form 10-Q reports with the SEC as soon as practicable and after Morison Cogen LLP has audited the restatement adjustments for the five months ended March 31, 2010 and has performed a pre-filing review of the restatement adjustments for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAYI INTERNATIONAL INC.

Date: June 1, 2011

/s/ Li Liu
Li Liu
Chief Executive Officer